NEWS                                                                      Bausch
                                                                          & Lomb

                                                       ONE BAUSCH & LOMB PLACE
                                                       ROCHESTER, NY  14604-2701

For further information contact:
Holly Houston                             Joele Frank/ Dan Katcher
716-338-8064 office                       Joele Frank, Wilkinson Brimmer Katcher
800-405-5314 pager                        212-355-4449
716-473-7104 home

       BAUSCH & LOMB ANNOUNCES WITHDRAWAL OF WESLEY JESSEN TENDER OFFER

FOR RELEASE TUESDAY, MAY 30, 2000

      ROCHESTER, N.Y. - Bausch & Lomb (NYSE:BOL) today announced it will withdraw its tender offer of $35.55 per share in cash for Wesley Jessen VisionCare (Nasdaq:WJCO), in light of the definitive agreement to acquire Wesley Jessen announced by CIBA Vision Corporation, the eye-care unit of Novartis AG (NYSE:NVS).
      "We considered the acquisition of Wesley Jessen to be strategically appropriate for the company, but only at a price that is attractive to the Bausch & Lomb shareholders," said William M. Carpenter, chairman and chief executive officer of Bausch & Lomb. "We view our best and final offer to have been a full and fair price for Wesley Jessen and do not intend to raise it. In the event that the transaction between Wesley Jessen and CIBA is not completed, we would consider renewing our tender offer at a similar price.
      "Our business strategy and financial goals remain unaffected by this development," Carpenter continued. "We have the broadest and most innovative portfolio of products for contact lens wearers around the world and will continue to build on our technological leadership in healthcare for the eye."
                                    # # #
Investor Relations Contact:
Angela Panzarella
716-338-6025 office
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This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Wesley Jessen common stock. The solicitation of offers to buy Wesley Jessen common stock is only made pursuant to the Offer to Purchase and related materials that Bausch & Lomb has made available to Wesley Jessen stockholders and have filed with the SEC as part of the tender offer statement. Wesley Jessen stockholders are able to obtain the tender offer statement, including the Offer to Purchase and related materials, for free at the SEC's Web site at www.sec.gov. Wesley Jessen stockholders are urged to carefully read those materials prior to making any decisions with respect to the offer.
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This release contains some forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our 10-Q, 8-K and 10-K reports to the SEC.
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Bausch & Lomb Incorporated is the preeminent global technology-based healthcare company for the eye, dedicated to helping consumers SEE, LOOK and FEEL better through innovative technology and design. Its core businesses include soft and rigid gas permeable contact lenses, contact lens-care products, products for ophthalmic surgery and pharmaceutical products. The company is advantaged with some of the most respected brands in the world starting with its name, Bausch & Lomb(R), and including SofLens(TM), PureVision(TM), Boston(R), ReNu(R), and Storz(R). Founded in 1853 in Rochester, N.Y., where it continues to have its headquarters, the company has annual revenues of approximately $1.8 billion and employs approximately 12,000 people in 35 countries. Bausch & Lomb products are available in more than 100 countries around the world. Additional information about the company can be found on Bausch & Lomb's Worldwide Web site at http://www.bausch.com.
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